Exhibit 4.2

CIMAREX ENERGY CO.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

4.375% Senior Notes due 2029

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 8, 2019

to the

INDENTURE

Dated as of April 10, 2017

i

EXHIBITS

EXHIBIT A	Form of Global Note

ii

SECOND SUPPLEMENTAL INDENTURE dated as of March 8, 2019 (“Supplemental Indenture”) by and between CIMAREX ENERGY CO., a Delaware corporation (as further defined in the Base Indenture referred to below, the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (as further defined in the Base Indenture, the “Trustee”), supplementing the Indenture dated as of April 10, 2017 by and between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s Securities to be issued in one or more Series as in the Indenture provided;

WHEREAS, Section 901 of the Base Indenture provides that the Company and the Trustee may, without the consent of any Securityholder, enter into a supplemental indenture to (i) in accordance with clause (7) thereof, provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Base Indenture; and (ii) in accordance with clause (5) thereof, to add to, change, or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change, or elimination (x) will neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (y) will become effective only when there is no such Security Outstanding;

WHEREAS, the Company has duly authorized the issue of its 4.375% Senior Notes due 2029 as a Series of Securities under the Base Indenture (as they may be issued from time to time under this Supplemental Indenture, including any Additional Notes issued pursuant to Section 1.5 of this Supplemental Indenture, the “Notes”); and in connection therewith, there being no Notes Outstanding at the time of execution and delivery of this Supplemental Indenture, the Company has duly determined to make, execute and deliver this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Base Indenture and to add to, change and eliminate certain provisions of the Base Indenture in respect of the Notes;

WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Supplemental Indenture in order to establish the form and terms of, and to provide for the issuance by the Company of, a Series of Securities designated as its 4.375% Senior Notes due 2029, substantially in the form attached hereto as Exhibit A, on the terms set forth herein;

WHEREAS, the Company now wishes to issue $500,000,000 aggregate principal amount of the Notes (the “Initial Notes”);

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Base Indenture provided, when the Notes have been so executed, authenticated and delivered, the valid and legally binding obligations of the Company; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes (as defined herein) by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL; THE NOTES

SECTION 1.1.                                          Scope of Supplemental Indenture; General.  This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces, the provisions of the Base Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, and shall be deemed expressly included in this Supplemental Indenture solely for the benefit of, the Notes (which shall be initially in the aggregate principal amount of $500,000,000) and shall not apply to any other Series of Securities that have or may be issued under the Indenture unless a supplemental indenture with respect to such other Series of Securities specifically incorporates such changes, modifications and supplements.

SECTION 1.2.                                          Applicability of Sections of the Base Indenture.  Except as expressly specified hereby, each of the provisions of the Base Indenture shall apply to the Notes.

SECTION 1.3.                                          Form, Dating and Terms.

(a)                                 General.  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  The aggregate principal amount of the Initial Notes initially authorized for authentication and delivery pursuant to this Supplemental Indenture is limited to $500,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 1.3(c), 1.3(d), 4.2(c) and 8.6 of this Supplemental Indenture and Sections 304, 305, 306 and 1107 of the Base Indenture).  Pursuant to this Supplemental Indenture, there is hereby created and designated a Series of Securities under the Indenture entitled “4.375% Senior Notes due 2029.”

In addition, the Company may issue, from time to time subsequent to the Issue Date in accordance with the provisions of the Indenture, additional notes (such notes, the “Additional Notes”; and together with the Initial Notes, the “Notes”) of the same Series as the Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture.  Holders of the Initial Notes and the Additional Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one Series of Securities, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class or series on any matter to which such Holders are entitled to vote or consent.

Initial Notes and Additional Notes shall be initially issued in the form of one or more permanent Registered Global Securities substantially in the form of Exhibit A (each, a “Global Note”), duly executed by the Company and authenticated by the Trustee as provided in the Base Indenture.  The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture or the Base Indenture or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments on the Notes shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.  Payments in respect of Notes represented by a Global Note registered in the name of or held by the Depositary or its nominee (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary.  The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof as such address shall appear on the in the Security Registrar’s books; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

If any scheduled date for a payment on the Notes is not a Business Day, then the payment will be paid on the next succeeding Business Day without additional interest in respect of such delay.

(b)                                 Denominations.  The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

(c)                                  Book-Entry Provisions.  Except as otherwise stated in this Section 1.3(c) and Section 1.4(d) below, the last two paragraphs of Section 305 of the Base Indenture will apply to the Notes.

(i)                                     This Section 1.3(c) shall apply only to Global Notes deposited with the Notes Custodian with respect to such Notes (as appointed by the Depositary), or any successor Person thereto, which shall initially be the Trustee.

(ii)                                  Each Global Note initially shall (x) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (y) be delivered to the Notes Custodian for such Depositary and (z) bear the legend set forth in Exhibit A.

(iii)                               Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv)                              The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(v)                                 In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 1.3(d) of this Supplemental Indenture, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi)                              Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(d)                                 Definitive Notes.  Except as provided in the Indenture, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes.  Definitive Notes shall be delivered to all beneficial owners in exchange for their beneficial interests in a Global Note if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered in order to act as Depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Security Registrar has received a request from the Depositary to deliver Definitive Notes to all beneficial owners in exchange for their beneficial interests in such Global Note.

(e)                                  The Initial Notes may forthwith be executed by the Company and delivered, together with a Company Order, to the Trustee for authentication and delivery by the Trustee for original issue in accordance with the provisions of Section 303 of the Base Indenture.

(f)                                   Additional Notes.  At any time and from time to time after the issuance of the Initial Notes, the Trustee shall authenticate and deliver any Additional Notes for original issue in accordance with the provisions of Section 303 of the Base Indenture in an aggregate principal amount determined at the time of issuance and specified in a Company Order which shall be accompanied with the Officers’ Certificate (and, if applicable, Board Resolution) in respect thereof specified in Section 1.5 of this Supplemental Indenture.  Such Company Order shall specify the principal amount of the Additional Notes to be authenticated and the date on which the original issue of such Additional Notes is to be authenticated.

SECTION 1.4.                                          Maintenance of Office or Agency.  Section 1002 of the Base Indenture is hereby amended by adding the following at the end of the first paragraph of such Section 1002:  “The Company shall cause each of the Security Registrar and the Paying Agent to maintain an office or agency in the Borough of Manhattan, The City of New York.”

SECTION 1.5.                                          Additional Notes.

With respect to any Additional Notes, there shall be set forth or determined in an Officers’ Certificate delivered to the Trustee or established in one or more indentures supplemental to this Supplemental Indenture, prior to the issuance of such Additional Notes:

(i)                                     the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Supplemental Indenture; and

(ii)                                  the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first interest payment date therefor.

ARTICLE II

CERTAIN DEFINITIONS

SECTION 2.1.                                          Certain Definitions.  Section 101 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Base Indenture, shall supersede and replace the corresponding definitions in the Base Indenture.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.  The rules of construction set forth in Section 101 of the Base Indenture shall be applied hereto as if set forth in full herein, except that unless the context indicates otherwise, references in this Supplemental Indenture to an Article or Section refer to an Article or Section of this Supplemental Indenture, as the case may be.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, (i) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof, (ii) as to any Person that is a partnership (general or limited), the Board of Directors of a general partner of such partnership or any duly authorized committee thereof, or (iii) with respect to any other Person, the Person or group of Persons serving a similar function or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control” means:

(1)                                 any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); provided, however, that a person or group shall not be deemed the beneficial owner of (a) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange thereunder or (b) any securities the beneficial ownership of which (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (ii) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, if applicable; or

(2)                                 during any period of two consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(3)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a Series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)                                 the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and its Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

(1)                                 all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of Funded Debt); and

(2)                                 the value of all goodwill, trade names, trademarks, patents, and other like intangible assets,

all as set forth on our consolidated balance sheet as of a date no earlier than the date of the Company’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means Notes issued in the form of one or more certificated Notes substantially in the form of Exhibit A.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Funded Debt” means, in respect of any Person, all Indebtedness Incurred by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                 entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means a Person in whose name a Note is registered on the Security Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination, any obligation of such Person, whether contingent or otherwise, for the repayment of borrowed money and any Guarantee thereof.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Investment Grade Rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s Investors Service, Inc. and (2) BBB- (or the equivalent) with a stable or better outlook by Standard & Poor’s; or if either such entity ceases to rate Notes for reasons outside of the Company’s control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.

“Issue Date” means March 8, 2019, the date Notes are first issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. For the avoidance of doubt, in no event shall (1) an operating lease be deemed to constitute a Lien and (2) a contract that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of Accounting Standards Codification 842 be deemed to constitute a Lien.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by the Depositary), or any successor Person thereto, and shall initially be the Trustee.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

“Par Call Date” means December 15, 2028.

“Permitted Liens” means, with respect to any Person:

(1)                                 any Lien in favor of the Trustee for the benefit of the Trustee or the Holders of the Notes or otherwise securing the Notes, or Liens on funds held in trust for the benefit of third parties;

(2)                                 pledges or deposits or other security made or provided by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure performance, surety, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent;

(3)                                 Liens imposed by law, including, without limitation, carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business;

(4)                                 Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate negotiations or proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)                                 Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)                                 Liens on property to secure (i) all or any portion of the cost of acquiring, constructing, altering, improving, or repairing any property or assets, real or personal, or improvements used in connection with such property, and (ii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clause (i) above; provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved and such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(7)                                 judgment Liens; provided that any such judgment Lien (i) has not and does not, together with other judgment Liens, give rise to an Event of Default and (ii) is adequately bonded (or any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor) and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(8)                                 Liens on property, assets or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;

provided further, however, that any such Lien may not extend to any other property or assets owned by the Company or any other Subsidiary;

(9)                                 Liens on property, assets or Capital Stock of a Person at the time the Company or a Subsidiary acquired the property, asset or Capital Stock, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property or asset owned by the Company or any Subsidiary;

(10)                          Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or any other Subsidiary;

(11)                          Liens under industrial revenue, municipal or similar bonds;

(12)                          any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing or discharging Indebtedness of the Company or any Subsidiary; and

(13)                          Liens securing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify (or successive refinancings, refundings, replacements, amendments, extensions or modifications), as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (6), (8), (9) or (13) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced, refunded, replaced, amended, extended or modified.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Rating Agencies” means Standard & Poor’s and Moody’s Investors Service, Inc. or if Standard & Poor’s or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as evidenced by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s Investors Service, Inc. or both, as the case may be.

“Ratings Decline” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of such the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Standard & Poor’s” means S&P Global Ratings, or its successor.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

In addition to the terms defined above, the following terms are defined in this Supplemental Indenture where indicated below:

Term	Defined in Section
“Additional Notes”	1.3(a)
“Agent Members”	1.3(c)(iii)
“Change of Control Offer”	4.2(b)
“Change of Control Payment”	4.2(b)(1)
“Change of Control Payment Date”	4.2(b)(2)
“Change of Control Triggering Event”	4.2(a)
“covenant defeasance”	7.3(a)
“defeasance trust”	7.4(1)
“Event of Default”	6.1(a)
“Global Note”	1.3(a)
“Indenture”	Preamble
“Initial Notes”	Recitals
“legal defeasance”	7.2(a)
“Notes”	1.3(a)
“payment default”	6.1(a)(5)(A)
“Successor Company”	5.1(a)(1)
“Supplemental Indenture”	Preamble

ARTICLE III

REDEMPTION

SECTION 3.1.                                          Optional Redemption.  Except as described in clauses (a) and (b) below, the Notes are not redeemable at the Company’s option prior to their final Stated Maturity.

(a)                                 At any time before the Par Call Date, the Company may redeem the Notes at its sole option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have become due after the redemption date if such Notes matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued to but not including the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, interest accrued on the Notes to but not including the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record Holders of such Notes on the relevant record date).

(b)                                 On or after the Par Call Date, the Company may redeem the Notes at its sole option, at any time in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus interest accrued thereon to but not including the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record Holders of such Notes on the relevant record date).

SECTION 3.2.                                          Sinking Fund; Mandatory Redemption.  The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.  Accordingly, Article XII of the Base Indenture shall not apply to the Notes.

SECTION 3.3.                                          Redemption Provisions.  Notwithstanding anything herein to the contrary, notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a covenant defeasance or legal defeasance with respect to the Notes or a satisfaction and discharge with respect to the Notes.  Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent.  A notice of redemption need not set forth the exact redemption price but only the manner of calculation thereof.  Except as otherwise stated in this Article III, Article XI of the Base Indenture shall apply to the Notes.

ARTICLE IV

COVENANTS

Sections 704 and 1006 of the Base Indenture shall not apply to, and the covenants therein shall be deemed included in the Indenture solely for the benefit of Series of Securities other than the Notes.  The following covenants in this Article IV are for the benefit of Holders of the Notes.

SECTION 4.1.                                          Limitation on Liens.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt (other than Permitted Liens) upon any of its property or assets (including, without limitation, Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Issue Date or acquired after that date, unless contemporaneously with the creation, Incurrence or assumption of such Lien effective provision is made to secure the Indebtedness due under the Indenture and the Notes equally and ratably with (or senior in priority to in the case of Liens with respect to Funded Debt that is expressly subordinated to the Notes) the Funded Debt secured by such Lien for so long as such Funded Debt is so secured.

Notwithstanding the preceding paragraph, the Company may, and may permit any Subsidiary of the Company to, directly or indirectly, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt without securing the Notes; provided that the aggregate principal amount of such Funded Debt secured by such Lien, together with the aggregate outstanding principal amount of all other Funded Debt of the Company and of any Subsidiary of the Company secured by any Liens (other than Permitted Liens), does not at the time such Funded Debt is created, Incurred or assumed exceed 15% of Consolidated Net Tangible Assets at such time.

SECTION 4.2.                                          Change of Control.

(a)                                 If a Change of Control occurs and is accompanied by a Ratings Decline of the Notes (together, a “Change of Control Triggering Event”), unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.1 of this Supplemental Indenture, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)                                 Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.1 of this Supplemental Indenture, the Company will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1)                                 that a Change of Control Triggering Event has occurred or will occur and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)                                 the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with the requirements under the Exchange Act) (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may not occur prior to the Change of Control Triggering Event; and

(3)                                 the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

(c)                                  On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes (of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)                                 deposit, to the extent not previously deposited for such purpose, with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes, to the extent not previously delivered for such purpose, so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Paying Agent will deliver the Change of Control Payment for Global Notes in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note.

The Change of Control provisions described in this Section 4.2 will be applicable whether or not any other provisions of the Indenture are applicable.

(d)                                 Notwithstanding any other provision of this Section 4.2, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)                                  The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.2.  To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

SECTION 4.3.                                          Reports.

(a)                                 The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to all Holders of the Notes and prospective purchasers of the Notes designated by the Holders of the Notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.  For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the Holders of Notes and prospective purchasers as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website; provided, however, that the

Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been filed or have been posted on such website.

(b)                                 The Company also shall comply with the other provisions of Trust Indenture Act § 314(a).

(c)                                  The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, unless such Default has been cured or waived before the end of such 30-day period, their status and what action the Company is taking or proposing to take in respect thereof.

(d)                                 Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice, constructive or otherwise, of any information contained therein or determinable from information contained therein, including the compliance by the Company with any of the Company’s covenants (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE V

SUCCESSORS

Sections 801 and 802 of the Base Indenture shall not apply to, and the covenants therein shall be deemed included in the Indenture solely for the benefit of Series of Securities other than, the Notes. The following provisions of this Article V are for the benefit of Holders of the Notes.  References to Sections 801 and 802 of the Base Indenture (as it relates to the Notes) shall refer to Sections 5.1(a) and (c) of this Supplemental Indenture.

SECTION 5.1.                                          Merger and Consolidation.

(a)                                 The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets on a consolidated basis to, any Person, unless:

(1)                                 the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided that if the Successor Company is not a corporation, a corporate wholly owned Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia shall become a co-issuer of the Notes; and

(2)                                 immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing.

(b)                                 For purposes of this Section 5.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more

Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company on a consolidated basis.

(c)                                  The predecessor Company will be released from its obligations under the Notes and the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.                                          Events of Default.  Solely with respect to the Notes, Section 501 of the Base Indenture is hereby amended and restated as follows:

“(a)                           Each of the following is an “Event of Default”:

(1)                                 default in any payment of interest on any Note when due, continued for 30 days;

(2)                                 default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                 failure by the Company to comply with its obligations under Article V of this Supplemental Indenture;

(4)                                 failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes;

(5)                                 default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company), other than Indebtedness owed to a Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

(A)                               is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B)                               results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates $75.0 million or more;

(6)                                 the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A)                               commences a voluntary case or voluntary proceeding;

(B)                               consents to the entry of a judgment, decree or order for relief against it in an involuntary case or involuntary proceeding;

(C)                               consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)                               makes a general assignment of substantially all of its property for the benefit of its creditors;

(E)                                transmits its written or oral consent to or acquiescence in the institution of a bankruptcy proceeding or other collective proceeding for relief by or against its creditors generally;

(F)                                 takes any corporate action to authorize or effect any of the foregoing; or

(G)                               takes any comparable action under any foreign laws relating to insolvency; or

(7)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief in an involuntary case against the Company, pursuant to or within the meaning of the Bankruptcy Law;

(B)                               appoints a Custodian for all or substantially all of the property of the Company, pursuant to or within the meaning of the Bankruptcy Law;

(C)                               orders the winding up or liquidation of the Company, pursuant to or within the meaning of the Bankruptcy Law; and

in case of (A), (B) or (C), the order or decree remains unstayed or not dismissed and in effect for 60 days following the entry, issuance or effective date thereof.

(b)                                 Notwithstanding Section 6.1(a), a default under Section 6.1(a)(4) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in Section 6.1(a)(4) after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

SECTION 6.2.                                          Acceleration of Maturity; Rescission and Annulment.  Solely with respect to the Notes, Section 502 of the Base Indenture is hereby amended and restated as follows:

“If an Event of Default (other than an Event of Default described in Section 6.1(a)(6) or (7)) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Such notice must specify the Event of Default and state that such notice is a “Notice of Acceleration.”  Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.1(a)(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to Section 6.1(a)(5) shall be remedied or cured by the Company or waived by the Holders of the relevant Indebtedness within 20 days after the written notice of declaration of acceleration of the Notes with respect thereto is received by the Company and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all, existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default pursuant to Section 6.1(a)(6) or (7) occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

At any time after a declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee and the Company (including, without limitation, waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may rescind and annul such declaration of acceleration and its consequences; provided that (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.”

SECTION 6.3.                                          Limitation on Suits.  Solely with respect to the Notes, Section 507 of the Base Indenture is hereby amended and restated as follows:

“Subject to Section 601 of the Base Indenture, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)                                 such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)                                 Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)                                 such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)                                 the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)                                 the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.”

SECTION 6.4.                                          Control by Majority.  Solely with respect to the Notes, Section 512 of the Base Indenture is hereby amended and restated as follows:

“The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  In the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs.  The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture or the Notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.”

SECTION 6.5.                                          Collection Suit by Trustee.  Solely with respect to the Notes, Section 503 of the Base Indenture is hereby amended and restated as follows:

“If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 607 of the Base Indenture.”

SECTION 6.6.                                          Compensation and Reimbursement.  Section 607(b) of the Base Indenture is hereby amended to add the phrase “with counsel satisfactory to Trustee” in the following sentence:

“The Trustee may elect to have separate counsel defend the claim, but the Company shall be obligated to pay the reasonable fees and expenses of such separate counsel only if the Company fails to assume the Trustee’s defense with counsel satisfactory to Trustee  or there is a conflict of interest between the Company, on the one hand, and the Trustee, on the other hand, with respect to the claim, as reasonably determined by the Trustee.”

ARTICLE VII

SATISFACTION AND DISCHARGE; DEFEASANCE

Sections 401, 402, 1301, 1302, 1303, 1304, 1305 and 1306 of the Base Indenture shall not apply to the Notes.  Solely with respect to the Notes, any reference in the Base Indenture to Sections 401, 402, 1301, 1302, 1303, 1304, 1305 and 1306 of the Base Indenture shall instead be deemed to refer to Sections 7.1, 7.5 and 7.6, 7.2, 7.4, 7.5 and 7.6, 7.3, 7.4 or 7.5 and 7.6, respectively, of this Supplemental Indenture; and the reference to Article IV or XIII in the Base Indenture shall be deemed to refer to Article VII of this Supplemental Indenture.

SECTION 7.1.                                          Satisfaction and Discharge.  This Supplemental Indenture and the Base Indenture (as it relates to the Notes) will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)                                 all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)                                 (A) all Notes not theretofore delivered to the Trustee for cancellation:

(i)                                     have become due and payable by reason of the making of a notice of redemption or otherwise,

(ii)                                  will become due and payable, or

(iii)                               are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with such Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested by an accounting, appraisal, investment banking firm or consultant selected by the Company, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B)                               the Company has paid or caused to be paid all sums payable by the Company under the Indenture;

(C)                               the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be; and

(D)                               the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Supplemental Indenture and the Base Indenture (as it relates to the Notes), the obligations of the Company to the Trustee under Section 607 of the Base Indenture, the obligations of the Trustee or the Company to any authenticating agent under the Indenture and, if money shall have been deposited with the Trustee pursuant to Section 7.1(2) of this Supplemental Indenture, the rights and obligations referred to in Section 7.2(a)(1) and (2) below and the obligations of the Trustee under Section 606 of the Base Indenture, Sections 7.5 and 7.6 of this Supplemental Indenture and Section 602 of the Base Indenture shall survive such satisfaction and discharge.

SECTION 7.2.                                          Legal Defeasance.

(a)                                 Subject to Section 7.4 of this Supplemental Indenture, the Company may, at its option and at any time, elect to have all of its obligations under the Notes, this Supplemental Indenture and the Base Indenture (as it relates to the Notes) discharged with respect to the outstanding Notes issued under this Supplemental Indenture (“legal defeasance”).  For this purpose, legal defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Sections 7.5 and 7.6 of this Supplemental Indenture and the other Sections of the Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes, the Supplemental Indenture and the Indenture (as it relates to the Notes) (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)                                 the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred in Section 7.4 of this Supplemental Indenture;

(2)                                 the Company’s obligations with respect to the Notes under Article III of the Base Indenture concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and Sections 305 and 1002 of the Base Indenture concerning the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)                                 the provisions of this Section 7.2.

(b)                                 If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

(c)                                  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option as set forth in Section 7.3 of this Supplemental Indenture.

SECTION 7.3.                                          Covenant Defeasance.

(a)                                 Subject to Section 7.4 of this Supplemental Indenture, the Company at any time may discharge its obligations under Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture and Section 1004 of the Base Indenture and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such covenant or by reason of any reference in any such covenant to any other provision in the Indenture or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 6.1(a)(4) of this Supplemental Indenture (“covenant defeasance”).

(b)                                 If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of, and a Default or Event of Default shall no longer be deemed to exist as a result of or to arise out of, an Event of Default specified in Sections 6.1(a)(4) (as such clause relates to Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture and Section 1004 of the Base Indenture) or Section 6.1(a)(5).

SECTION 7.4.                                          Conditions to Legal Defeasance or Covenant Defeasance.  The following shall be the conditions to the exercise of either legal defeasance or covenant defeasance with respect to the outstanding Notes:

(1)                                 the Company shall have irrevocably deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

(2)                                 the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion (or if nationally recognized independent accounting firms no longer routinely express such opinions, a certificate from the chief financial officer of the Company expressing his or her opinion) that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(3)                                 no Event of Default shall have occurred and be continuing on the date of such deposit (other than Events of Default arising out of the incurrence of Liens on Funded Debt all or a portion of the proceeds of which are to be used to fund such deposit);

(4)                                 such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (insofar as it relates to any Series of Securities other than the Notes) or any other material agreement or instrument to which the Company is a party or by which the Company is bound (other than the Indenture);

(5)                                 in the case of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) in the United States stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and shall be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(6)                                 in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) in the United States to the effect that the Holders shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(7)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, together stating that all conditions precedent to the covenant defeasance or legal defeasance with respect to the Notes as set forth in this Section 7.4 have been complied with.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

Notwithstanding the provisions of Sections 7.2, 7.3 and 7.4 of this Supplemental Indenture, the Company’s obligations in Sections 305, 601, 603, 607, 610, 1002 and 1003 of the Base Indenture and Sections 7.5 and 7.6 of this Supplemental Indenture shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Section 607 of the Base Indenture and Sections 7.5 and 7.6 of this Supplemental Indenture shall survive.

SECTION 7.5.                                          Deposited Money and U.S. Government Obligations to Be Held in Trust; Miscellaneous Provisions.  Subject to the provisions of the last paragraph of Section 1003 of the Base Indenture, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or other qualifying trustee (solely for purposes of this Section 7.5 and Section 7.6, the Trustee and any such other trustee are referred to collectively as the “Trustee”) pursuant to Section 7.1 or Section 7.4(1) in respect of any Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent or any Subsidiary or Affiliate of the Company) as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but money and U.S. Government Obligations so held in trust need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 7.1 or Section 7.4(1) or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Anything in this Article VII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 7.1 or Section 7.4(1) with respect to any Notes which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the satisfaction and discharge or legal defeasance or covenant defeasance, as the case may be, with respect to such Notes.

SECTION 7.6.                                          Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VII; provided, however, that if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE VIII

AMENDMENT, SUPPLEMENT AND WAIVER

Article IX of the Base Indenture shall not apply to the Notes, provided that nothing in this Supplemental Indenture shall limit or affect the provisions of Article IX of the Base Indenture (including Sections 901(5) and 901(7) thereof) insofar as relating to any amendment or waiver in respect of any Series of Securities other than the Notes.

SECTION 8.1.                                          Without Consent of Holders.  Notwithstanding Sections 8.2 and 8.3, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes to:

(1)                                 cure any ambiguity, omission, defect or inconsistency;

(2)                                 provide for the assumption by a successor entity of the obligations of the Company under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes in accordance with Article V;

(3)                                 provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)                                 add Guarantees with respect to the Notes in accordance with the applicable provisions of the Indenture;

(5)                                 secure the Notes;

(6)                                 add covenants of the Company or other obligor under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes, as the case may be, or Events of Default for the benefit of the Holders of the Notes or to make changes that would provide additional rights to the Holders of the Notes or to surrender any right or power conferred upon the Company or other such obligor;

(7)                                 make any change that does not adversely affect the legal or contractual rights of any Holder under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes;

(8)                                 evidence and provide for the acceptance of an appointment under this Supplemental Indenture or the Base Indenture (as it relates to the Notes) of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(9)                                 provide for the issuance of Additional Notes permitted to be issued under this Supplemental Indenture and the Base Indenture (as it relates to the Notes);

(10)                          comply with the rules of any applicable securities depositary; or

(11)                          conform the text of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes to any provision of the section of the Company’s Prospectus Supplement dated March 6, 2019 entitled “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture (as it relates to the Notes) or the Notes.

After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment, supplement or waiver.  However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any amendment, supplement or waiver.

SECTION 8.2.                                          With Consent of Holders.  Except as set forth in Sections 8.1 and 8.3, the Company and the Trustee may amend or supplement this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any past default or compliance with any provisions of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment or supplement.  A consent to any amendment, supplement or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.  After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment, supplement or waiver.  However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any amendment, supplement or waiver.

SECTION 8.3.                                          Limitations.  Notwithstanding Section 8.2, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(1)                                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)                                 reduce the principal of or extend the Stated Maturity of any Note;

(4)                                 waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)                                 reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described under Section 4.2 or Article III, whether through an amendment or waiver of

Section 4.2, Article III, related definitions or otherwise (except amendments to the definitions of “Change of Control” or “Change of Control Triggering Event”);

(6)                                 make any Note payable in money other than that stated in the Note;

(7)                                 impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8)                                 make any change in the amendment or waiver provisions which require each Holder’s consent.

SECTION 8.4.                                    Compliance with Trust Indenture Act.  Every amendment to this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes shall be set forth in a supplemental indenture hereto that complies with the Trust Indenture Act as then in effect. The Trustee shall have no responsibility or liability for whether this Supplemental Indenture, the Base Indenture, the Notes, or any amendment to any of them complies with the Trust Indenture Act or the Company’s compliance with the Trust Indenture Act.

SECTION 8.5.                                    Revocation and Effect of Consents.  Until an amendment or waiver becomes effective, a consent to it by a Holder of Notes is a continuing consent by the Holder and every subsequent Holder of the Notes or portion of such Notes that evidences the same debt as the consenting Holder’s Note or Notes, even if notation of the consent is not made on any such Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Notes or portion of such Notes if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.

Any amendment or waiver once effective shall bind every Holder of Notes affected by such amendment or waiver unless it is of the type described in any of the clauses of Section 8.3.  In that case, the amendment or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Supplemental Indenture or the Base Indenture (as it relates to the Notes).  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders of Notes after such record date.

SECTION 8.6.                                    Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment or waiver on the Notes.  The Company in exchange for the Notes may issue and the Trustee shall authenticate upon written request new Notes that reflect the amendment or waiver.

SECTION 8.7.                                    Trustee Protected.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article VIII if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing any amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 601 and 603 of the Base Indenture) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Supplemental Indenture, that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to customary exceptions, and is permitted pursuant to Section 102 of the Base Indenture.

SECTION 8.8.                                          Effect of Supplemental Indenture.  Upon the execution of any supplemental indenture under this Article VIII, the Indenture (including this Supplemental Indenture) shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.                                          Governing Law.  This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE (AS IT RELATES TO THE NOTES), THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 9.2.                                          No Personal Liability of Directors, Officers, Employees and Stockholders.  Solely with respect to the Notes, Section 115 of the Base Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

No director, officer, employee, manager, member, partner, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 9.3.                                          Successors.  All agreements of the Company in this Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 9.4.                                          Multiple Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.

SECTION 9.5.                                          Variable Provisions.  The Company initially appoints the Trustee as Paying Agent and Security Registrar with respect to any Global Notes.

SECTION 9.6.                                          Severability.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 9.7.                                          Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in the Indenture by the TIA, such required or deemed provision shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA, that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or shall be excluded, as the case may be.

SECTION 9.8.                                          Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 9.9.                                          No Adverse Interpretation of Other Agreements.  The Indenture insofar as relating to the Notes may not be used to interpret any other indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any Series of Securities other than the Notes) of the Company or any Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any Series of Securities other than the Notes) may not be used to interpret the Indenture insofar as relating to the Notes.

SECTION 9.10.                                   Ratification and Incorporation of Base Indenture.  As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby.

SECTION 9.11.                                   Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Base Indenture (as it relates to the Notes) or in the Notes, express or implied, shall give to any Person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Base Indenture (as it relates to the Notes).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CIMAREX ENERGY CO., as Issuer

By:	/s/ G. Mark Burford
Name: G. Mark Burford
Title: Vice President and Chief Financial Officer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael W. McGuire
Name: Michael W. McGuire
Title: Vice President

[Signature page to the Second Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”) TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

(1)   Depositary legend, if applicable.

No.	Principal Amount $
[as revised by the Schedule of Increases
and Decreases in the Global Note attached hereto](1)

CUSIP NO. 171798AE1
ISIN US171798AE17

CIMAREX ENERGY CO.

4.375% SENIOR NOTE DUE 2029

Cimarex Energy Co., a Delaware corporation, promises to pay to [Cede & Co.](1) or registered assigns, the principal sum of [                  ] Dollars, [as revised by the Schedule of Increases and Decreases in the Global Note attached hereto](1), on March 15, 2029.

Interest Payment Dates:  March 15 and September 15, commencing September 15, 2019.

Record Dates:  March 1 and September 1.

Additional provisions of this Note are set forth on the other side of this Note.

(1)  For Global Notes.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CIMAREX ENERGY CO.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

4.375% Senior Note due 2029

1.                                      Interest

Cimarex Energy Co., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually on March 15 and September 15 of each year, commencing September 15, 2019.  Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from March 8, 2019.  The Company shall pay interest on overdue principal or premium, if any (plus interest on overdue installments of interest to the extent lawful), at the rate borne by the Notes to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.                                      Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of (premium, if any) or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, or interest.  The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the interest payment date even if Notes are cancelled or repurchased after the record date and on or before the interest payment date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments on the Notes shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.  Payments in respect of Notes represented by a Global Note registered in the name of or held by the Depositary or its nominee (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary.  The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof as such address shall appear on the in the Security Registrar’s books; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

3.                                      Paying Agent and Security Registrar

Initially, U.S. Bank National Association, the trustee under the Indenture (“Trustee”), shall act as Paying Agent and Security Registrar.  The Company may appoint and change any Paying Agent or Security Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.

4.                                      Indenture

The Company issued the Notes as a Series of Securities under the Indenture dated as of April 10, 2017 (the “Base Indenture”) between the Company and Trustee, as supplemented by the Second Supplemental Indenture dated as of March 8, 2019 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) by and between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.  In the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  This Note is one of the 4.375% Senior Notes due 2029 referred to in the Indenture.  The Notes include (i) $500,000,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2029 issued under the Indenture on March 8, 2019 in an offering registered under the Securities Act (the “Initial Notes”), and (ii) if and when issued, an unlimited principal amount of additional 4.375% Senior Notes due 2029 that may be issued from time to time, under the Indenture, subsequent to March 8, 2019 (the “Additional Notes” and, together with the Initial Notes, the “Notes”).  The Initial Notes and the Additional Notes shall be considered collectively as a single Series of Securities for all purposes of the Indenture.

5.                                      Redemption

(a)                                 At any time before December 15, 2028 (the “Par Call Date”), the Company may redeem the Notes at its sole option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have become due after the redemption date if such Notes matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued to but not including the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, interest accrued on the Notes to but not including the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record Holders of such Notes on the relevant record date).

(b)                                 On or after the Par Call Date, the Company may redeem the Notes at its sole option, at any time in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus interest accrued thereon to but not including the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record Holders of such Notes on the relevant record date).

6.                                      Put Provisions

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.1 of the Supplemental Indenture, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

7.                                      Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Security Registrar need not register the transfer of or exchange any Note (1) for a period beginning 15 Business Days before the mailing of a notice of a redemption of Notes to the Holders and ending at the close of business on the day of such mailing or (2) selected for redemption.

8.                                      Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.                                      Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the Paying Agent for payment.

10.                               Defeasance

Subject to certain conditions set forth in the Supplemental Indenture, the Company at any time may terminate some or all of its obligations under the Notes, the Supplemental Indenture and the Base Indenture (as it relates to the Notes) if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to maturity.

11.                               Amendment, Supplement and Waiver

The Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes may be amended or supplemented and certain provisions may be waived as provided in the Supplemental Indenture.

12.                               Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Supplemental Indenture.  Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

13.                               Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.                               No Recourse Against Others

No director, officer, employee, manager, member, partner, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.                               Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.                               CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

18.                               Defined Terms

As used in this Note, terms defined in the Indenture are used herein as therein defined.

19.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note in larger type.  Requests may be made to:

Cimarex Energy Co.

1700 Lincoln Street, Suite 1800

Denver, Colorado  80203

Attention:  Corporate Secretary

Facsimile No.:  (303) 265-9404

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                 agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.2 of the Supplemental Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof):  $                                     and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note shall be issued for the portion not being repurchased):

Date:		Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Date:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE(4)

The following increases or decreases in this Global Note have been made:

Date of Increase / Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

(4)         For Global Notes.